EXHIBIT 3(i).1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SK TECHNOLOGIES CORPORATION


     SK Technologies Corporation (hereinafter referred to as the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

          First: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, a majority of the Board of Directors, at a meeting on April 5, 2004, approved and recommended amendments to the Certificate of Incorporation of the Company, and

          Second: That shareholders owning 14,870,920 of the 19,644,490 shares of the Company's Common Stock issued and outstanding as of April 8, 2004, representing a majority in interest of all the issued and outstanding shares of the Corporation, approved by written consent, the adoption of the proposed amendments to the Certificate of Incorporation.

          Third: That the following amendments to Article IV of the Certificate of Incorporation were duly adopted in accordance with Section 242 of Title 8 of the General Corporation Law of the State of Delaware:

                         Capital Stock Classes

     (A) Pursuant to the resolution for a reverse stock split adopted by the Board of Directors and approved by the shareholders of the Company on April 5, 2004, the Board of Directors of the Company declared a 1-for-100 reverse stock split of the Company's common stock, effective May 11, 2004 (or a date within ten days thereof in the discretion of the Board of Directors).

     (B) Following the aforesaid reverse stock split, the total number of shares of all classes of capital stock which the Company has the authority to issue is 225,000,000 shares, which is divided into two classes as follows:

     200,000,000 shares of Common Stock with $.001 par value per share, and

     25,000,000 shares of Preferred Stock with $.001 par value per share, with the specific terms, conditions, limitations, powers, preferences and other rights to be determined by the Board of Directors by resolution(s) adopted without shareholder approval.